UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PICO HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

Leder Holdings, LLC LH Brokerage, LLC Leder Holdings Opportunity Fund LLC Sean M. Leder
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LEDER HOLDINGS DELIVERS WRITTEN REQUESTS TO CALL A SPECIAL MEETING
OF PICO HOLDINGS FOR TUESDAY MAY 10, 2016

Calls on PICO to Notice the Special Meeting without Delay

Urges PICO Shareholders to Help Reverse Track Record of Value Destruction and Support Efforts to Remove Four Legacy Directors and Replace Them with Leder Holdings’ Highly-Qualified Nominees

New York, New York (March 15, 2016) – Leder Holdings, LLC (“Leder Holdings”) today announced that it is posting by registered mail written requests from the holders of more than 10% of the outstanding common stock of PICO Holdings, Inc. (Nasdaq: PICO) (“Pico” or the “Company”) to call a special meeting of shareholders on May 10, 2016 (the “Special Meeting”). Leder Holdings is requesting the Special Meeting: (1) to amend the Company’s Bylaws to allow for the election of Directors at a Special Meeting of shareholders without prior Board authorization; (2) to remove current Directors Carlos C. Campbell, John R. Hart, Michael J. Machado and Kenneth J. Slepicka; and (3) to elect the highly-qualified Director nominees proposed by Leder Holdings, who collectively have significant financial, managerial, operational, and real estate industry experience.

Sean Leder, CEO of Leder Holdings, commented:

“At the Special Meeting we will be calling upon the Company’s long-suffering investors to support our platform that we believe will reverse the trend of underperformance and lack of management accountability at the Company.

“PICO’s share price has dropped precipitously the past decade, due to management missteps and a Board that we believe must be refreshed with shareholder selected nominees. The Company’s share price has seen an abysmal drop of nearly 72% over the past 10 years, and is down a staggering 80% from its May 2007 high. The Company has posted cumulative net losses of $212 million over the past decade.

“The legacy PICO directors whom we are seeking to replace bear responsibility for this rampant destruction of shareholder value. Recent additions to the Board are too little, too late. While the Company coyly touts its willingness to engage in dialog with investors, it is telling that the recent Board adjustments occurred without consultation with shareholders who had been publicly pushing for changes. Especially troubling is the apparent participation of the newly appointed directors in the approval of CEO John Hart’s new compensation and severance arrangements, which in our view reward the massive destruction of shareholder value during his tenure.

“Our interests are aligned with all shareholders of the Company, and we look forward to their support.”

At the Special Meeting, Leder Holdings intends to nominate the following four highly-qualified individuals for election to the PICO Board of Directors:

▪	Sean M. Leder is the Chief Executive Officer of Leder Holdings, LLC, Chief Executive Officer of The Leder Group and President of Leder Realty & Management, Inc. He has over 22 years of real estate investment experience. For the past year and a half, PICO has been Mr. Leder’s primary focus. He has applied his real estate experience to understanding the supply and demand dynamics of the Vidler water business and the UCP homebuilding business. Leder Holdings expects that the relationships that Mr. Leder has formed and the insights that he has gained in the course of his investigations of the Company’s businesses will drive the Leder Holdings platform to restore shareholder value.

▪	Timothy E. Brog is the President of Locksmith Capital. He has extensive management, investment, financial and legal experience as the chairman of the board and chief executive officer of Peerless Systems Corporation, managing director of Locksmith Capital Management LLC, president of Pembridge Capital Management LLC and the managing director of The Edward Andrews Group Inc. In the course of these experiences, Mr. Brog has removed and replaced underperforming management, implemented cost containment measures and directed operational turnarounds. Mr. Brog has experience in turnaround situations, reducing excess selling, general and administrative expenses, evaluating investment opportunities and making value oriented investment decisions.

▪	Alan Dash is a senior vice president of Starwood Energy Group, responsible for transaction origination, execution and asset management activities, with an emphasis on utility-scale renewable energy projects in North America. Mr. Dash has been active in the water markets throughout his career. As an investment banker, he led the advisory and restructuring of the largest privately owned water utility in Florida. He has been a member of diligence and investment teams regarding water and wastewater technology, as well as water recovery. Mr. Dash has also performed diligence regarding water resources in the western USA due to the nexus of water, energy and power production.

▪	Joel Lusman is the managing member of Lusman Capital Management. He served on the board of Maxim Power Corporation from March 2012 through June 2014 where he was on the audit and risk committee and led the strategic review committee. Mr. Lusman has over 17 years of portfolio management experience and brings an owner’s perspective and prior experience to optimizing complex resource situations and real estate investments.

If elected, the Leder Nominees intend to take the following important steps to restore shareholder value:

•	Proactively pursue the disciplined sale of the Company’s 56.9% interest in UCP, the publicly traded home-building subsidiary, which has dropped in value by nearly 60% since its initial public offering in 2013;

•	Work collaboratively with Vidler management to prioritize the monetization of individual Vidler water assets, improve disclosures and reduce overhead while sales materialize;

•	Monetize the Company’s potpourri of other investments;

•	Dramatically reduce excessive Selling, General and Administrative expenses;

•	Return value to shareholders with the proceeds of the proposed monetization program through special dividends, self-tenders or share repurchase programs;

•	Seek to utilize the Company’s net operating loss carryforwards, to the extent consistent with the return of cash value to shareholders;

•	Pursue an immediate declassification of the Board, such that the entire Board would be elected on an annual basis beginning with the next annual meeting of shareholders, including seeking the consent of directors whose terms expire in future years to a reduction of their terms; and

•	Remove and replace the Company’s chief executive officer, who has presided over a large destruction of shareholder wealth, while receiving outsized compensation over the last ten years.

About Leder Holdings

Leder Holdings, LLC is a privately held holding company with investments in real estate and undervalued public small-cap companies. Since 1995, The Leder Group, a predecessor enterprise, acquired, built, leased and managed over 2 million square feet of commercial buildings comprising nearly a half billion dollars in real estate transactions. Additional information about Leder Holdings can be found at www.lederholdings.com.

Contact:

Okapi Partners LLC
Chuck Garske / Bruce Goldfarb / Dan Niebler, 212-297-0720
info@okapipartners.com

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
DZacchei@SloanePR.com / JGermani@SloanePR.com

Leder Holdings, LLC, LH Brokerage, LLC, Leder Holdings Opportunity Fund LLC (collectively, “Leder Holdings”) Sean M. Leder, Timothy E. Brog, Alan Dash, and Joel Lusman may be deemed to be participants in a solicitation of proxies from PICO Holdings, Inc. (“PICO”) shareholders in connection with a Special Meeting of PICO shareholders which they, together with other shareholders, are calling for May 10, 2016.

Collectively, the participants may be deemed to own 494,708 shares of common stock, or approximately 2.15% of the shares outstanding.  Leder Holdings beneficially owns 339,881 shares of PICO common stock, or approximately 1.5% of the shares outstanding.   Messrs. Leder, Brog, Dash and Lusman are the nominees of Leder Holdings for election as directors at the Special Meeting.  Mr. Leder may be deemed to beneficially own the shares of common stock beneficially owned by Leder Holdings.  Mr. Brog may be deemed to own 15,227 shares of common stock and Mr. Lusman may be deemed to own 139,600 shares of common stock, each constituting less than 1% of the shares outstanding.

Leder Holdings will be filing a proxy statement with the Securities and Exchange Commission and will mail the proxy statement and other relevant documents to PICO shareholders.  The proxy statement, and any other documents filed by Leder Holdings with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or by contacting Okapi Partners LLC, toll-free at: (855) 208-8901 or by email at info@okapipartners.com.  Investors should read these materials when they become available before making any voting decision, because they will contain important information concerning Leder Holdings and the Special Meeting.